EXHIBIT 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

August 8, 2023

The Board of Directors

Central Plains Bancshares, Inc.

221 South Locust Street

Grand Island, Nebraska 68801

Re:	Central Plains Bancshares, Inc.

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer, sale and issuance of the shares of common stock, par value $0.01 per share (“Common Stock”), of Central Plains Bancshares, Inc. (the “Company”), as well as the registration of participation interests in the Common Stock (the “Participation Interests”) to be purchased by the Home Federal-Grand Island 401(k) Retirement Plan.

We have reviewed the Company’s Articles of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of Home Federal Savings and Loan Association of Grand Island (the “Plan”), and applicable statutes and regulations governing the Company and the offer, sale and issuance of the Common Stock and the registration of the Participation Interests. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold in accordance with the Plan, will be legally issued, fully paid and non-assessable. We are also of the opinion that upon the declaration of effectiveness of the Form S-1, the Participation Interests will be validly offered in the manner described in the Form S-1 and will be binding obligations of the Company.

LUSE GORMAN, PC

ATTORNEYS AT LAW

The Board of Directors

Central Plains Bancshares, Inc.

August 8, 2023

This opinion has been prepared for the use of the Company in connection with the preparation and filing of the Form S-1, and shall not be used for any other purpose without our prior express written consent. We hereby consent to our firm being referenced under the caption “Legal Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

LUSE GORMAN, PC